SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       October 21, 1999
                                                -----------------------------


                         GEOTEC THERMAL GENERATORS, INC.
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             (Exact name of registrant as specified in its charter)

         Florida                         0-26315                59-3357040
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(State or other jurisdiction         (Commission File          (IRS Employer
or incorporation)                         Number)            Identification No.)


                   5956 N.W. 63rd Way, Parkland, Florida 33067
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          (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code   (954) 340-4694
                                                   ------------------------

                      Kennsington Capital and Equity Corp.
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               162 E. Riverbend Drive, Altamont Springs, FL 32779
          (Former name or former address, if changed since last report)

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ITEM 1.  Changes in Control of Registrant

ITEM 2.  Acquisition or Disposition of Assets

ITEM 5.  Other Items

         On October 21, 1999, Kennsington Capital and Equity Corporation completed the acquisition of Geotec Thermal Generators, Inc. under an agreement dated as of October 1, 1999. As part of the acquisition, the shareholders of Geotec acquired 18,714,775 shares of Kennsington's common stock in exchange for all of the capital stock of Geotec. As a result of this transaction, the shareholders of Geotec received 18,714,775 approximately 90.3% of the total outstanding common stock of Kennsington, and at the completion of the transaction there were 20,714,775 shares of common stock of Kennsington issued and outstanding. The exchange of the consideration involved resulted from arms-length bargaining, and there was no previous relationship between Kennsington and Geotec or its shareholders. Prior to the completion of the acquisition, on November 1, 1999, Kennsington had completed a two-for-one forward stock split of its outstanding common stock. On November 5, 1999, Geotec was merged into Kennsington and Kennsington changed its name to Geotec Thermal Generators, Inc. as part of the merger of its subsidiary into itself.

         Following the acquisition, Kennsington changed its name to Geotec Thermal Generators, Inc. and its new trading symbol is "GTEC." The new officers and directors of Geotec Thermal Generators, Inc. (i.e., Kennsington as renamed) are as follows:

Name                               Position
----                               --------

Dan Pepe                           Chairman and President
W. Richard Lueck                   Chief Executive Officer, Secretary
                                   and Director
Albert O. Banahene                 Vice President and Chief Petroleum Engineer

BUSINESS DESCRIPTION
--------------------

         Geotec was incorporated in the State of Florida in January 1998 to provide high-technology oil and gas treatment services to various wells located throughout the United States, Canada, Central and South America. Geotec has obtained an exclusive license to provide proprietary PGDBK Gas GeneratorsTM ("Generators" or "Units") and related treatment technology and services to companies throughout these territories. Geotec brings to North, South and Central America the PGDBK technology which was developed by the former Soviet Union Military Research and Production Facility, NPO ALTAI, for the Ministry of Geology, USSR. This technology is designed to produce a thermo-chemical treatment of oil and gas wells, restoring and increasing output capacities. NPO ALTAI, has been developing and manufacturing these generators since the 1970s, refining the technology and making them suitable for diverse

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

geological conditions. The Gas Generators are successfully being used in Russia, C.I.F., Ukraine, Uzbekinstan, Kaxakhstan, Turkmenistan, Vietman, India, and have been tested in the La-Chen oil basin, in China since 1992. Based on this extensive testing, NPO ALTAI has an agreement for use of the Gas Generators throughout China.

         We believe this technology is superior to conventional stimulation methods, especially when treating fluid sensitive, thin layered, stratified reservoirs with high wellbore damage. The best after treatment performance is observed in wells with high reservoir pressure, high hydrocarbon saturation with deteriorated performance due to paraffin, poor drilling, completion and production practices. The primary treatment of wells is very effective as such treatments ensure higher productivity and longer production time by substantially increasing the permeability over other methods.

         The PGDBK can be used to treat reservoirs of diverse geological conditions. It is designed to treat carbonates, limestone, sandstone and dolomite. Generally treatments have been performed in fractured limestone, consolidated sandstone and dolomites. Reservoirs with combinations of these sedimentary rocks have also been successfully treated with this technology. The technology is based on a firm scientific foundation of a facility with expertise in pyrotechnics. This technology has been successfully applied to over 30,000 wells. The PDGBK has successfully been applied to the exploitation of coal bed methane and its application in such resources in the western United States would be economically viable. The technology can also be applied in injection, disposal, and water wells.

         Geotec has obtained an exclusive ten-year technology agreement with NPO ALTAI, with a ten-year renewal option for all territories located in North, Central and South America. Geotec has begun extensive market development in these regions, and plans to implement several sales beginning in December, 1999. Geotec has signed service agreements with Ramco Energy Corporation of Florida, Comanche Energy of Texas, Bear Energy of Kansas and a Kansas Consortium Agreement representing up to 40 well operators to begin treating several thousand wells throughout their respective regions.

ITEM 7.   Financial Exhibits, Pro Forma Financial Information And Exhibits.

         (a)      Financial Statements and Pro Forma Financial Information

                  (i) and (ii) As of the date of filing the Current Report on Form 8-K, it is impracticable for the Company to provide the financial statements and pro forma financial information required by this Item 7. In accordance with the Item 7(a)(4) of Form 8-K, such financial statements and pro forma financial information will be filed by amendment to this Form 8-K no later than 60 days after the date hereof.


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


         (b)      Exhibits.

                  (1)  Agreement for the Exchange of Common Stock


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned herein duly authorized.

                                    GEOTEC THERMAL GENERATORS, INC.

                                    By: /s/ Richard Lueck
                                       -----------------------------------------
                                        Richard Lueck, Chief Executive Officer


Dated: November 30, 1999

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